Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

THE SINGING MACHINE COMPANY, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.01 per share	(3)	233,334	$5.40	$1,260,004	$0.0001102	$138.85
Total Offering Amounts					—	$1,260,004	—	$138.85
Total Fees Previously Paid					—	—	—	—
Total Fee Offsets					—	—	—	—
Net Fee Due					—	—	—	$138.85

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers 233,334 shares of common stock, par value $0.01 per share (“Common Stock”), of The Singing Machine Company, Inc., a Delaware corporation (the “Company”), issuable pursuant to The Singing Machine Company, Inc. 2022 Equity Incentive Plan (the “2022 Plan”). In addition, this registration statement also covers any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)	Represents the shares of Common Stock which may be issued upon the exercise of stock options to purchase shares of common stock granted under the 2022 Plan.

(3)	Estimated solely for purposes of determining the registration fee. The proposed offering price per share and the maximum aggregate offering price are computed pursuant to Rule 457(h) of the Securities Act based upon the average of the high and low market prices of the Registrant’s common stock shares as quoted on The Nasdaq Stock Market on October 27, 2022 in accordance with Rule 457(c) of the Securities Act.